NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 13, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 27, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization of the iShares Large Cap Value Active ETF (BLCV old, CUSIP 09290C871) into the iShares Large Cap Value Active ETF (name to be changed from iShares Large Cap Value Active ETF II) (BLCV new, CUSIP 09290C616) became effective on Febuary 27, 2026. Shares of the iShares Large Cap Value Active ETF (BLCV old, CUSIP 09290C871) converted into shares of the iShares Large Cap Value Active ETF (name to be changed from iShares Large Cap Value Active ETF II) (BLCV new, CUSIP 09290C616) with the same aggregate net asset value of the target ETF at the time of the reorganization. This Form 25 is being filed solely in connection with the discontinuation of trading on NYSE Arca of the iShares Large Cap Value Active ETF (BLCV old, CUSIP 09290C871) and does not affect the continued listing on NYSE Arca of the iShares Large Cap Value Active ETF (name to be changed from iShares Large Cap Value Active ETF II) (BLCV new, CUSIP 09290C616). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 02, 2026.